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                                                                       EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              CHECKFREE CORPORATION
                            (A DELAWARE CORPORATION)

                                       AND

                          CHECKFREE MERGER CORPORATION
                            (A DELAWARE CORPORATION)

                                       AND

                         CHECKFREE HOLDINGS CORPORATION
                            (A DELAWARE CORPORATION)





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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), is dated as of December 22, 1997, by and among CHECKFREE CORPORATION, a Delaware corporation ("CheckFree"), CHECKFREE MERGER CORPORATION., a Delaware corporation, ("Merger Sub"), and CHECKFREE HOLDINGS CORPORATION, a Delaware corporation ("CHC").

                                    RECITALS

         A. This Agreement provides for the merger of Merger Sub with and into CheckFree (the "Merger"), which will be the surviving corporation, in accordance with Section 251(g) of the General Corporation Laws of the State of Delaware (the "DGCL"), upon the terms and conditions set forth herein and in accordance with the applicable provisions of the DGCL. The purpose of the Merger is to implement a holding company organizational structure under which CHC will be the holding company for CheckFree's operating subsidiaries and CheckFree would become a direct wholly-owned subsidiary of CHC.

         B. The respective Boards of Directors of CheckFree, CHC, and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         Accordingly, in consideration of the mutual promises and agreements set forth herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

         1.  THE MERGER.

         1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into CheckFree, the separate corporate existence of Merger Sub shall thereupon cease, and CheckFree shall be the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 Surviving Corporation. At the Effective Time, CheckFree shall continue its corporate existence under the laws of the State of Delaware and shall thereupon and thereafter possess all rights, privileges, powers and franchises and all property of Merger Sub and shall be subject to all debts, liabilities and duties of Merger Sub, all as provided under the DGCL.

         1.3 Effective Time of the Merger. The Merger shall become effective and be consummated when the Surviving Corporation shall have caused to be filed a certified copy of this Agreement with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the DGCL (the "Effective Time"), as set forth in Section 3.4 hereof.

         1.4 Certificate of Incorporation of the Surviving Corporation. Immediately following the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the


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Effective Time, shall be restated as set forth in Exhibit A and as so amended and restated shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended or restated as provided therein and under the DGCL.

         1.5 By-Laws of the Surviving Corporation. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated immediately after the Effective Time as provided in Exhibit B and thereafter serve as the By-Laws of the Surviving Corporation until thereafter amended or repealed as provided therein and under the DGCL.

         1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors and executive officers of the Surviving Corporation shall be those persons listed on Exhibit C attached hereto, in the case of directors, to serve until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of the Surviving Corporation.

         2.  CONVERSION OF SECURITIES AND ASSUMPTION OF CERTAIN OBLIGATIONS.

         2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of CheckFree, CHC, Merger Sub or the holders of any securities of the foregoing corporations:

             2.1.1 Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

             2.1.2 Common Stock of CheckFree. Each share of common stock, par value $0.01 per share, of CheckFree ("CheckFree Common Stock") issued and outstanding or held in its treasury immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of CHC ("CHC Common Stock"), and shall have the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the CheckFree Common Stock being converted. Each certificate representing shares of CheckFree Common Stock immediately prior to the Effective Time shall be deemed to represent the same number of shares of CHC Common Stock. In addition, the rights to purchase CheckFree preferred stock, previously granted to holders of CheckFree Common Stock under a stockholder rights plan, shall be deemed terminated as of the Effective Time.

             2.1.3 Common Stock of CHC. Each share of CHC Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

             2.1.4 CheckFree Stock Options and Other Awards. CHC shall assume sponsorship and continue all the rights and obligations of CheckFree under the 1983 Incentive Stock Option Plan, the 1983 Non-Statutory Stock Option Plan, the 1993 Stock Option Plan, the 1995 Stock Option Plan,

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the Associate Stock Purchase Plan, the 401(k) Plan and all other stock option and employee benefit plans and agreements of CheckFree (collectively, the "Plans"). The outstanding options and other awards assumed by CHC shall be exercisable upon the same terms and conditions as under the Plans immediately prior to the Effective Time, except that, upon the exercise of each such option or award, shares of CHC Common Stock shall be issuable in lieu of each share of CheckFree Common Stock issuable upon the exercise thereof immediately prior to the Effective Time.

             2.1.5 Successor Issuer. It is the intent of the parties hereto that CHC, as of the Effective Time, be deemed a "successor issuer" for purposes of continuing offerings under the Securities Exchange Act of 1934, as amended.

         2.2 Exchange of Certificates. Each holder of a certificate formerly representing shares of CheckFree Common Stock shall be required to surrender such certificate to CheckFree's transfer agent ("Transfer Agent"), along with a properly completed transmittal letter in order to receive a certificate or certificates of CHC representing the number of shares of CHC common stock into which the shares of CheckFree Common Stock previously represented by such CheckFree certificate have been converted pursuant to this Agreement. A letter of transmittal will be mailed by the Transfer Agent to each former shareholder of CheckFree as soon as reasonably practicable after the Effective Time. Until surrendered and exchanged in accordance with this Section 2.2 or in the ordinary course, each certificate representing CheckFree Common Stock shall be deemed and treated for all corporate purposes at any time after the Effective Time to evidence the ownership of the number of shares of CHC into which such shares of CheckFree were converted pursuant to Section 2.1.2 herein.

         2.3 CheckFree Stock Transfer Books. At the Effective Time, the stock transfer books for the shares of CheckFree Common Stock which will be converted to CHC Common Stock pursuant to Section 2.1 hereof shall be deemed closed, and no transfer of such shares shall thereafter be made or consummated.

         2.4 Other Agreements. At the Effective Time, CHC shall assume any obligation of CheckFree to deliver or make available shares of CheckFree Common Stock under any agreement, including but not limited to, all warrants and option agreements, or employee benefit plan not specifically referred to in this
Section 2 to which CheckFree or any of its subsidiaries is a party. Any reference to CheckFree Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to CHC Common Stock and one share of CHC Common Stock shall be issuable in lieu of each share of CheckFree Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

         3.  COMPLIANCE WITH SECTION 251(G) OF THE DGCL

         Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 251(g) of the DGCL, including without limitation, the following:

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         3.1 Certificate of Incorporation and By-Laws of CHC. At the Effective
Time, the Certificate of Incorporation and By-Laws of CHC shall be in the form of the Certificate of Incorporation and By-Laws of CheckFree, as in effect immediately prior to the Effective Time.

         3.2 Directors and Officers of CHC. At the Effective Time, the directors of CheckFree immediately prior to the Effective Time shall be the directors of CHC until their successors are elected and qualified. The officers of CHC will be substantially similar to the officers of CheckFree immediately prior to the Effective Time, to serve at the pleasure of the Board of Directors of CHC.

         3.3 Listing of CHC Common Stock. The CHC Common Stock to be issued and initially reserved for issuance pursuant to the transactions contemplated herein shall have been approved for quotation, upon official notice of issuance, by the Nasdaq National Market.

         3.4 Filings. At the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State. At the Effective Time, to the extent necessary to effectuate the amendments to the certificates of incorporation of the Surviving Corporation and CHC contemplated by this Agreement, each of the Surviving Corporation and CHC shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

         4.  MISCELLANEOUS.

         4.1 Amendment. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement.

         4.2 Termination. This Agreement may be terminated and the Merger abandoned by the Board of Directors or duly authorized committees thereof of CheckFree at any time prior to the filing of the certified copy of this Agreement with the Delaware Secretary of State.

         4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

         4.4 Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

         4.5 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.



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         IN WITNESS WHEREOF, CheckFree, CHC, and Merger Sub, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                    CHECKFREE CORPORATION

                                    /s/ Peter J. Kight
                                    --------------------------------------------
                                    Name: Peter J. Kight
                                    Title: President and Chief Executive Officer

                                    CHECKFREE MERGER CORPORATION

                                    /s/ Peter J. Kight
                                    --------------------------------------------
                                    Name: Peter J. Kight
                                    Title: President and Chief Executive Officer

                                    CHECKFREE HOLDINGS CORPORATION

                                    /s/ Peter J. Kight
                                    --------------------------------------------
                                    Name: Peter J. Kight
                                    Title: President and Chief Executive Officer

                            CERTIFICATE OF SECRETARY

         The undersigned, Secretary of Checkfree Corporation , a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the Agreement and Plan of Merger (the "Agreement") to which this Certificate is attached has been executed on behalf of the Corporation by Peter J. Kight, President and Chief Executive Officer, on behalf of CheckFree Merger Corporation, a Delaware corporation by Peter J. Kight, President and Chief Executive Officer, and on behalf of the CheckFree Holdings Corporation, a Delaware corporation by Peter J. Kight, President and Chief Executive Officer. The Agreement has been adopted by the Board of Directors of the Corporation pursuant to Section 251(g) of the Delaware General Corporation Law and the conditions specified in the first sentence of such subsection have been satisfied.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as the of this 22nd day of December, 1997.

                                    /s/ Curtis A. Loveland
                                    --------------------------------------------
                                    Curtis A. Loveland, Secretary


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